As filed with the Securities and Exchange Commission on December 27, 2023

Registration No. 333-254600

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-4 REGISTRATION STATEMENT NO. 333-254600

UNDER

THE SECURITIES ACT OF 1933

POINT BIOPHARMA GLOBAL INC.

(Exact name of registrant as specified in its charter)

Delaware	6770	85-0800493
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4850 West 78th Street,

Indianapolis, IN 46268

(317) 543-9957

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Philip L. Johnson

President

Point Biopharma Global Inc.

Lilly Corporate Center

Indianapolis, Indiana 46285

Telephone: (317) 276-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sophia Hudson, P.C.

Asher Qazi

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Telephone: (212) 446-4800

Approximate date of commencement of proposed sale to the public: Not Applicable

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐	Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐	Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

DEREGISTRATION OF UNSOLD SECURITIES

POINT Biopharma Global Inc., a Delaware corporation (the “Company”), is filing with the U.S. Securities and Exchange Commission (the “Commission”) this post-effective amendment (the “Post-Effective Amendment”) to deregister any and all securities of the Company, previously registered but unsold or otherwise unissued under the following Registration Statement on Form S-4 as of the date hereof (the “Registration Statement”):

•

Registration No. 333-254600, originally filed with the Commission on March 23, 2021, which registered 60,240,279 shares of common stock of the Company, par value $0.0001 per share, as amended by Amendment No. 1 to Form S-4 filed on May 3, 2021, Amendment No. 2 to Form S-4 filed on May 25, 2021, and Amendment No. 3 to Form S-4 filed on June 7, 2021.

Pursuant to the Agreement and Plan of Merger, dated as of October 2, 2023, by and among Eli Lilly and Company, an Indiana Corporation (the “Parent”), Yosemite Falls Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (the “Purchaser”), and the Company, Purchaser merged with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”). The Merger became effective on December 27, 2023 upon the filing of the certificate of merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings and sales pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration the securities registered but remaining unsold under the Registration Statement as of the date of this Post-Effective Amendment. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to this Post-Effective Amendment, there will be no remaining securities registered by the Company pursuant to the Registration Statement.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in Indianapolis, Indiana, on December 27, 2023.

POINT BIOPHARMA GLOBAL INC.

By:	/s/ Philip L. Johnson
Name:	Philip L. Johnson
Title:	President

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.